                                                                    Exhibit 23.1


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statements File Nos. 333-46808 and 333-29023 of Polo Ralph Lauren Corporation and subsidiaries (the "Company") on Form S-8 of our report dated May 20, 2003, (June 3, 2003 as to Note 20) (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the Company's change in method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142 effective March 31, 2002 and the elimination of a reporting lag in the year ended March 30, 2002), appearing in this Annual Report on Form 10-K of Polo Ralph Lauren Corporation and subsidiaries for the year ended March 29, 2003.

/s/ Deloitte & Touche LLP
New York, New York
June 18, 2003